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                [LETTERHEAD OF THELEN, MARRIN, JOHNSON & BRIDGES LLP]





                                   August 20, 1997



Advanced Energy Industries, Inc.
1625 Sharp Point Drive
Fort Collins, CO  80525

Dear Sirs:

    We have acted as counsel for Advanced Energy Industries, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (as same may be amended or supplemented from time to time, the "Registration Statement"). The Registration Statement relates to the offer and sale by the Company and certain stockholders of the Company (the "Selling Stockholders") of up to 2,875,000 shares of the Company's Common Stock, par value of $0.001 per share (collectively, the "Shares"). We understand that up to 1,150,000 of the Shares are being offered and sold by the Company and that up to 1,725,000 of the Shares are being offered and sold by the Selling Stockholders. We further understand that 31,500 of the Shares being offered and sold by the Selling Stockholders are not currently outstanding, but will be acquired by certain Selling Stockholders, pursuant to the exercise of currently outstanding options, prior to such Selling Stockholders' sales of such Shares.

    In this capacity, we have examined the Registration Statement, the Company's Certificate of Incorporation and Bylaws, as in effect as of the date hereof, and such other documents, records, certificates of officers of the Company, certificates of public officials and other instruments as we have deemed necessary or appropriate under the circumstances for purpose of giving the opinion expressed herein. In making such examinations, we have assumed (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to original documents of all documents submitted to us as certified copies or photocopies; and (iv) the identity and capacity of all individuals acting or purporting to act as public officials.


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    Based on the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

    We are members of the bar of the State of California and we express no opinion as to the laws of any state or jurisidiction other than the State of California, the United States and the General Corporation Law of the State of Delaware.

    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the use of our name under the heading "Legal Matters" in the Prospectus filed with the Commission as a part of the Registration Statement.

                                              Very truly yours,

                                  /s/ Thelen, Marrin, Johnson & Bridges LLP

                                    THELEN, MARRIN, JOHNSON & BRIDGES LLP



JLM/DM